EXHIBIT 10.42

CONFIDENTIAL TREATMENT REQUESTED FOR PORTIONS OF THIS DOCUMENT.  PORTIONS FOR WHICH CONFIDENTIAL TREATMENT IS REQUESTED ARE DENOTED BY [***].  MATERIAL OMITTED HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

AMENDMENT TO
AMENDED AND RESTATED LICENSE AGREEMENT

THIS AMENDMENT TO AMENDED AND RESTATED LICENSE AGREEMENT (this “Amendment”) is entered into as of this 22nd day of February, 2010 (the “Amendment Date”) by and between TOYS “R” US – DELAWARE, INC., a Delaware corporation with offices located at One Geoffrey Way, Wayne, New Jersey 07470 (“Licensor) and CPI CORP., a Delaware corporation with offices located at 1706 Washington Ave., St. Louis, Missouri  63103 (“Licensee”) and amends  that certain Amended and Restated License Agreement, made and entered into as of December 23, 2005, by and between Licensor and Licensee as assignees from KIDDIE KANDIDS, LLC, (the “Agreement”).    All capitalized terms used in this Amendment and not otherwise defined in this Amendment shall have the meaning set forth in the Agreement.

R E C I T A L S:

WHEREAS, Kiddie Kandids, LLC ceased operating the Departments in all Stores and filed for protection from its creditors under Chapter 7 of the United States Bankruptcy Code in the Bankruptcy Court for the District of Utah in In re Kiddie Kandids, LLC, Case No. 10-20334 (the “Bankruptcy Proceeding”);

WHEREAS, Licensee desires to acquire the Agreement and certain other Kiddie Assets (as defined below) through the Bankruptcy Proceeding;

WHEREAS, Licensee has demonstrated, among other things, the financial and operational abilities to perform under the Agreement, as amended by this Amendment, to Licensor's satisfaction in Licensor's sole discretion; and

WHEREAS, in the event that Licensee acquires the Agreement and the Kiddie Assets through the Bankruptcy Proceeding, and such acquisition of the Agreement and the Kiddie Assets has been approved pursuant to a final, non-appealable order of the presiding bankruptcy court on or before April 14, 2010, then Licensee and Licensor desire to amend the Agreement pursuant to this Amendment.

NOW, THEREFORE, in consideration of the premises and of the mutual representations, warranties, covenants and agreements herein contained, the parties hereto agree that Agreement shall be amended as follows:

*Bracketed language reflects information containing the proposed deletions of the Confidential Material.

AMENDMENT

1.           Effect of Amendment.  (a) The obligations of Licensor to consummate the transactions contemplated by this Amendment is subject to the fulfillment, at or before the date that is five (5) Business Days after the satisfaction or waiver of all the conditions set forth in this Section 1(a), to be satisfied simultaneously with the closing (the “Closing Date”), of the following conditions (the “Closing Conditions”), any one or more of which may be waived by Licensor in its sole discretion:  (i) Licensee shall have acquired the Original Agreement and certain assets of Kiddie Kandids, LLC (including any affiliates thereof), including without limitation the Kiddie Kandids trademark and trade name (and any other intellectual property rights associated therewith) (collectively, the “Kiddie Assets”), and (ii) such acquisition of the Kiddie Assets shall be pursuant to a final, non-appealable order of the presiding bankruptcy court on or before April 14, 2010.

(b)           In the event that Licensee satisfies (or Licensor otherwise waives) the Closing Conditions, then the following shall immediately occur:  (i) this Amendment shall amend the Agreement; (ii) Licensor shall waive and release Licensee from any breach under the Agreement that occurred prior to the Closing Date and from any breach that occurred prior to the Closing Date and is continuing until ninety (90) days after the Closing Date; and (iii) License shall open and operate the Departments located in   the Stores set forth on Schedule B attached hereto within seventy-five (75) days of the Closing Date; provided, however, that Licensee shall work in good faith to open all Departments as soon as practicable after the Closing Date.

2.           Amendment to Section 1(e) of the Agreement.  Section 1(e) of the Agreement is hereby deleted in its entirety and replaced with the following:

“(e)           Standalone Studios” means photographic studios operated by Licensee that are not located in Stores, including without limitation studios operated by Licensee in hosted locations.”

3.           Amendment to Sections 3(a), (b) and (c) of the Agreement.  Sections 3 (a), (b) and (c) of the Agreement are hereby deleted in their entirety and replaced with the following:

“3.           License

(a)           Licensor grants to Licensee an exclusive license to operate a Department in each Store listed on Schedule B attached hereto pursuant to the terms and conditions of this Agreement.  With respect to Stores in which a Department is not opened and operated by Licensee (i.e., Stores not listed on Exhibit B attached hereto), Licensor shall as soon as practicable after signing the Amendment but no later than fifteen (15) days after the Amendment Date deliver to Licensee a list of all Stores (the “Additional Store List”) in which Licensee may choose to open and operate a new Department (i.e., approximately [***]. Within forty-five (45) days of Licensor providing Licensee the Additional Store List, Licensee shall provide Licensor a list of Stores where Licensee shall open and operate a new Department.  Licensee shall open and operate new Departments in at least [***] of the Stores on the Additional Store List as follows: (i) [***] new Departments (i.e., Departments located in Stores on the Additional Store List) opened and operating on or before [***] and, in addition, (ii) [***] new Departments opened and operating on or before [***] (collectively, the “Minimum Build Out Requirement”); provided, however, that such Departments (i) are located in a prominent space in the Store, (ii) are at least fourteen (14) feet wide and 360 square feet  in size, and (iii) are at least [***] miles from any other Stores that have a Department.  Licensor and Licensee shall collaborate to develop a build-out schedule for such new Departments (i.e., Departments to be located in Stores on the Additional Store List), including build-out specifications that are mutually acceptable to Licensor and Licensee.

*Bracketed language reflects information containing the proposed deletions of the Confidential Material.

(b)	Intentionally omitted.

 (c)   Except as otherwise provided in this Agreement or agreed in writing by Licensee, Licensor shall not allow any third party to operate a photo studio in  any  Stores; provided, however, that no provision of this Agreement shall limit Licensor’s right to sell any wares (e.g., picture frames, photo albums, etc.) or to offer any photo finishing services (e.g., photo development kiosks), in Stores in which Licensee operates a photo studio.  Notwithstanding anything herein to the contrary, if Licensee defaults on its commitment to open and operate new Departments in accordance with the Minimum Build Out Requirement and does not cure such default by [***], then as the exclusive remedy for Licensee’s breach of the Minimum Build Out Requirement, commencing on [***] and continuing for each year of the Term thereafter (as further set forth in Item 5 of the Appendix), Licensee shall pay Licensor an annual payment equal to the amount obtained by multiplying [***] times the difference between [***] minus the number of new Departments actually opened by Licensee in accordance with the Minimum Build Out Requirement (the “Build Out Shortfall Amount”); provided, however, that (i) from [***], Licensee shall have the right to cure any default in its commitment to open and operate new Departments in accordance with the Minimum Build Out Requirement and (ii) the Build Out Shortfall Amount payable commencing on [***] shall be reduced by an amount equal to the sum of the number of new Departments (if any) opened by Licensee during the period from [***] through [***] multiplied by [***].  Licensee shall not be deemed to be in default under Section 3(a) for (1) any noncompliance that is due to Licensor’s material interference or breach of its obligations under this Agreement or (2) an event of Force Majeure.”

4.           Amendment to Section 4 of the Agreement.  Section 4 of the Agreement is hereby amended by adding new sentences at the end of Section 4 as follows:

“Notwithstanding anything to the contrary under this Agreement, during the Term and in perpetuity thereafter, Licensee shall not operate any Standalone Studio branded with or operated under the Kiddie Kandids name or any derivative name or substantially similar name to Kiddie Kandids in third party hosted locations, including without limitation in any store branded as or under common control with stores branded as Sears, Walmart, K-Mart, Target, Buy Buy Baby, Baby Depot or Burlington Coat Factory. For the avoidance of doubt, nothing herein shall restrict Licensee’s ability to operate Standalone Studios under the Kiddie Kandids name in non-hosted venues including, without limitation, malls, shopping centers or freestanding locations; provided, however, that Licensee shall not open any new standalone Kiddie Kandids studio on or after the Closing Date that is located less than or equal to [***] miles from any Department.  This paragraph shall survive expiration or earlier termination of this Agreement.”

5.           Amendment to Section 7(e) of the Agreement.  Section 7(e) of the Agreement is hereby deleted in its entirety and replaced with the following:

*Bracketed language reflects information containing the proposed deletions of the Confidential Material.

“(e)           Subject to Section 1(b)(iii) of the Amendment to the Agreement dated February 22, 2010, and except in an Event of Force Majeure as set forth under Section 27(f) of the Agreement, Licensee shall at all times during the Term keep open and operate the Departments in compliance with Schedule A attached hereto, and provide adequate staffing, employees, equipment and inventory in connection with each Department to satisfy the customer demand for the Wares and Services at the Department during such days and times.  At all times during the Term, Licensee shall use its commercially reasonable efforts to increase Gross Sales.

Notwithstanding anything to the contrary under this Agreement, including without limitation the provisions set forth under Section 22 and Section 23 of this Agreement, subject to Section 1(b)(iii) of the Amendment to the Agreement dated February 22, 2010, in the event that Licensee ceases to conduct operations at [***] Departments for ten (10) days or more and, in any such case, Licensee does not resume operations at all such Departments within ten (10) days after written notice is provided to Licensee, except to the extent, if any, that such failure to resume operations is due to (A) a Force Majeure as set forth under Section 27(f) of the Agreement, or (B) a breach by Licensor of its obligations under this Agreement, then Licensor may immediately terminate this Agreement.”

 6.           Amendment to Section 8(a) of the Agreement.  Section 8(a) of the Agreement is hereby deleted in its entirety and replaced with the following:

“(a) Departments Located in Existing Stores

Licensor shall provide the Departments in each Store listed on Schedule B attached hereto on an AS IS basis.”

7.           Amendment to Section 8(b) of the Agreement.  Section 8(b) of the Agreement is hereby deleted in its entirety and replaced with the following:

“(b) Departments Located in Stores on the Additional Store List

Licensor and Licensee shall mutually agree upon the location of any new Department to be located in a Store on the Additional Store List.  Licensee shall provide Licensor a copy of Licensee’s construction drawings in connection with any new Department to be located in a Store on the Additional Store List, which construction drawings shall be subject to Licensor’s prior approval, which shall not be unreasonably withheld.  [***]

8.           Amendment to Section 8(c) of the Agreement.  Section 8(c) of the Agreement is hereby deleted in its entirety and replaced with the following:

“(c) Relocation of Departments

Licensor may require the relocation of a Department to a different space in the same Store with the prior written consent of the Licensee, such consent not to be unreasonably withheld; provided that it shall not be unreasonable for Licensee to withhold its consent to such relocation if the space to which Licensor proposes to move the Department is not substantially comparable in exposure to the space in which the Department was previously located, the space for the new location is less than four hundred (400) square feet in size, or the space for the new location is not reasonably adequate to accommodate the actual sales volume of the Department; provided further that Licensor shall bear the costs and expenses associated with any such relocation, and Licensor shall promptly reimburse Licensee for any out-of-pocket costs and expenses actually incurred by Licensee in connection with any such relocation.”

*Bracketed language reflects information containing the proposed deletions of the Confidential Material.

9.           Amendment to Entire Agreement.  The Agreement is hereby amended by inserting Schedule A as attached to this Amendment immediately following Annex III to the Agreement.

10.           Amendment to Entire Agreement.  The Agreement is hereby amended by deleting Annex I to the Agreement in its entirety.

11.           Amendment to Section 13(e) of the Agreement.  Section 13(e) of the Agreement is hereby deleted in its entirety and replaced with the following:

[***]

12.           Amendment to Section 15 of the Agreement. The Agreement is hereby amended by adding the following sentence as a new sentence at the end of Section 15 of the Agreement:

“If and when requested by Licensee, Licensor shall execute and deliver a collateral access agreement in a form reasonably acceptable to Licensor and Licensor shall execute and deliver to Licensee such other documents in form reasonable acceptable to Licensor as Licensee may reasonably request to confirm Licensee’s sole ownership of all equipment, furniture, fixtures and supplies.”

13.           Amendment to Section 22(g) of the Agreement.  Section 22(g) of the Agreement is hereby deleted in its entirety and replaced with the following:

“(g)           If, for any fiscal year running from February 1st through January 31st during the Term of this Agreement other than February 1, [***] through January 31, [***], the Gross Sales from the operation of more than [***] Departments located in Stores that have been in operation for at least [***] shall be less than [***], then the inclusion of such Departments (excluding [***] Departments selected by Licensee) in this Agreement may be terminated by Licensor by giving at least sixty (60) days’ prior written notice of the effective date of such termination to Licensee no later than sixty (60) days following the expiration of the aforementioned fiscal year.”

14.           Amendment to Section 22(h) of the Agreement.  Section 22(h) of the Agreement is hereby deleted in its entirety and replaced with the following:

“(h)           If, for any fiscal year running from February 1st through January 31st during the Term of this Agreement other than February 1[***], through January 31, [***],the Gross Sales from the operation of any Department shall be less than [***], then the inclusion of such Department in this Agreement may be terminated by Licensee by giving at least sixty (60) days’ prior written notice of the effective date of such termination to Licensor no later than sixty (60) days following the expiration of the aforementioned fiscal year.”

*Bracketed language reflects information containing the proposed deletions of the Confidential Material.

15.           Amendment to Section 22 of the Agreement.  Section 22 of the Agreement is hereby amended by adding a new Section 22(j) immediately after Section 22(i) as follows:

“(j)  Notwithstanding anything to the contrary under this Agreement, including without limitation as set forth under any other subsection of Section 22 and under Section 23, Licensor may upon sixty (60) days prior written notice and without any reason and without any penalty, instruct Licensee to close up to [***] Departments during the Term; provided, however, that Licensor may not instruct Licensee to close more than [***] Departments during any twelve (12) month period or to close any Departments  between September 1 and  December 31 of any calendar year during the Term.  For each Department closed pursuant to this Section 22(j) Licensor shall reimburse Licensee for Licensee’s investment in constructing, opening and operating the Department (the “Investment”), depreciated on a straight-line monthly basis commencing on the Closing Date (for Departments located in Stores on Schedule B) and commencing on the date the Department opens (for Department located in Stores on the Additional Store List) and ending on the expiration of the Term; provided, however, that the Investment shall not exceed (i) [***] for any Departments located in a Store listed on Schedule B and (ii) [***] for any new Department opened by Licensor in Stores on the Additional Store List.

 In the event that Licensor instructs Licensee to close any Department pursuant to this Section 22 (j), Licensee shall close such Department in accordance with Section 23 of this Agreement.”

16.           Amendment to Section 25 (a) of the Agreement.  Section 25 (a) of the Agreement is hereby deleted in its entirety and replaced with the following:

“(a)  Intentionally omitted.”

17.           Amendment to Sections 27(c) of the Agreement.  Section 27(c) of the Agreement is hereby deleted in its entirety and replaced with the following:

“(c)           Notices – Any notice required or permitted to be given hereunder shall be in writing and may be given by confirmed facsimile transmission, express courier, email or overnight mail, or registered or certified mail, return receipt requested, postage prepaid, addressed to the part to whom the notice is to be given at the following addresses (or to such other and further addresses as the parties may hereafter designate by like notice similarly sent):

In the case of Licensor:

Toys “R” Us
One Geoffrey Way
Wayne, New Jersey  07470
Attention:  Alex Goldelman
Facsimile Number: (973) 617 - 4007

*Bracketed language reflects information containing the proposed deletions of the Confidential Material.

With a copy to:

Toys “R” Us
One Geoffrey Way
Wayne, New Jersey  07470
Attention:  General Counsel
Facsimile Number: (973) 617 - 4043

In the case of Licensee:

CPI Corp.
1706 Washington Ave.
St. Louis, Missouri  63103
Attention:  Dale Heins
Facsimile Number:  (314) 231 - 8150

With a copy to: General Counsel”

18.           Amendment to Sections 27(f) of the Agreement.   Section 27(f) of the Agreement is hereby deleted in its entirety and replaced with the following:

“(f)           Force Majeure - If either party is prevented from performing any of its obligations hereunder (other than the payment of money) by reason of fire, flood, windstorm, other act of God, labor dispute, act of government or any other unforeseen cause beyond the reasonable control of such party (any such event or circumstances being hereinafter called an “Event of Force Majeure”) such party shall be excused from performing its obligations hereunder which such Event of Force Majeure prevents it from performing; provided, however, that if the Event of Force Majeure continues for more than thirty (30) days, any party may terminate this Agreement with respect to any Department and Store affected by the Force Majeure by giving thirty (30) days' prior written notice to the non-terminating party or parties, unless the non-terminating party resumes performance within such thirty (30) days. The termination of this Agreement with respect to any location affected by an Event of Force Majeure pursuant to the preceding sentence shall not operate to release either party from any liability, which is attributable to an act, or the failure to act, which occurred prior to the termination date.”

19.           Amendment to Item 1 of Appendix to Amended and Restated License Agreement.  Item 1 of Appendix to Amended and Restated License Agreement is hereby deleted in its entirety and replaced with the following:

“Item 1	TERM: The Term of this Agreement shall commence as of the Effective Date and shall continue until January 31, 2016.”

20.           Amendment to Item 4 of Appendix to Amended and Restated License Agreement.  Item 4 of Appendix to Amended and Restated License Agreement is hereby deleted in its entirety and replaced with the following:

“Item 4    DESCRIPTION OF DEPARTMENT & STORE LOCATIONS:  The Departments will occupy the current amount of space in each of the Stores set forth on Schedule B attached hereto; provided that any new Departments opened after the Amendment Date shall be at least fourteen (14) feet wide and 360 square feet in size.  Licensor shall not otherwise impair the visibility or attractiveness of any Department through the placement of its products or other property within any Store.

*Bracketed language reflects information containing the proposed deletions of the Confidential Material.

Licensor and Licensee shall revise Schedule B attached hereto in order to update the list of Stores in which Departments are operating under this Agreement as new Departments are opened or existing Departments are closed.”

21.           Amendment to Entire Agreement.  The Agreement is hereby amended by inserting Schedule B as attached to this Amendment immediately following Schedule A to the Agreement.

22.            Amendment to Item 5 of Appendix to Amended and Restated License Agreement.  Item 5 of Appendix to Amended and Restated License Agreement is hereby deleted in its entirety and replaced with the following:

“Item 5.   FEES:  [***]

23.           Confidentiality.   Except as agreed to by the parties in writing or otherwise required by the court presiding over the Bankruptcy Proceeding (the “Bankruptcy Court”), this Amendment and all terms and conditions set forth herein shall be held in confidence and shall otherwise be subject to the provisions of Section 24 of the Agreement; provided, however, that the parties shall disclose the existence of this Amendment to the Trustee and the Bankruptcy Court; provided, further, either party may request that the Bankruptcy Court authorize the submission of this Amendment to the court under seal, and the parties shall submit this Amendment to the Trustee upon the Trustee’s execution of a non-disclosure agreement reasonably acceptable to the parties.

24.           Except as expressly amended by this Amendment, the Agreement shall remain in full force and effect, and each party reserves all of their rights under the Agreement.  Nothing herein shall be deemed a waiver of any right or obligation of the parties, except as expressly set forth in this Amendment.  References in the Agreement to “this Agreement” shall mean the Agreement as amended hereby.

[Remainder of page intentionally left blank; signature page to follow]

*Bracketed language reflects information containing the proposed deletions of the Confidential Material.

IN WITNESS WHEREOF, the parties have signed this Amendment as of the day and year first written above.

TOYS “R” US – DELAWARE, INC.

By:/s/Alex Goldelman
__________________________________________
Alex Goldelman
Vice President - Business Development

CPI CORP.

By:/s/Renato Cataldo
__________________________________________
Renato Cataldo
President, Chief Executive Officer

SCHEDULE A

Licensee shall operate each Department during the following hours of operation and at such additional times (subject to the Store operating hours) as Licensee deems necessary to meet customer demand:

Seasonal Hours of Operation*

•	All days: 9:30 a.m. to 9:30 p.m. from November 1 through December 24
•	Notwithstanding the above, Licensee may, in its discretion, close the Department at 8:30 p.m. during Seasonal Hours of Operation.

Non-Seasonal Hours of Operation *

Except as otherwise set forth above under Seasonal Hours of Operations:

•	Monday - Friday: 10 a.m. to 2 p.m. and 3 p.m. to 7 p.m.**
•	Saturday - Sunday: Same opening time as the Store; close at 7 p.m.

* In the event that the actual Store hours open later and/or close earlier than the Licensee’s desired Department hours of operation, then Licensee shall open and/or close the Department in accordance with the actual Store hours.

**   [***]

*Bracketed language reflects information containing the proposed deletions of the Confidential Material.

SCHEDULE B

Stores and Departments

Departments as of the Amendment Date:

Store	Property
BRU Standalones
5669	Tustin, CA
5693	Ontario, CA
6546	Lake Forest
5672	Brea, CA
5678	Cerritos, CA
5680	Torrance, CA
6463	Westminister, CA
9568	Midvale
9579	Highland Ranch, CO
6521	Aurora
5674	Las Vegas, NV
9570	Tukwila
9571	Clackamas
9572	Clackamas
9574	Tigard
6493	Tacoma
5668	W. Covina, CA
5675	Oxnard, CA
5676	Calabas, CA
5677	Van Nuys, CA
6431	Union City, CA
9566	Pleasanton, CA
9569	San Jose
5692	Fresno, CA
6447	Folsom, CA
9573	Modesto CA
9580	Roseville, CA
5670	Tempe, AZ
5671	La Mesa, CA
6534	Chula Vista,CA

*Bracketed language reflects information containing the proposed deletions of the Confidential Material.

6557	Mira Mesa CA
9581	Vista, CA
6465	Scottsdale, AZ
9544	Sugarland
9546	Katy
9547	H - Cypress
9555	Houston
9588	Baybrook
9586	Chesterfield
9236	Schaumburg
9238	Naperville
9246	Burbank
9248	Orland Park
9258	Lombard
9285	Niles
9293	Vernon Hills
9542	Lewisville
9552	Arlington
9554	Plano
9557	Austin
9562	Mesquite, TX
9582	Hulen, TX
7708	Hurst
9549	Ingram, TX
9558	San Antonio TX
9247	Sterling Heights
9249	Northville
9250	Roseville, MI
6545	Roseville, MN
6551	Woodbury, MN
9560	Richfield, MN
9576	Maple Grove, MN
6547	Brookfield, WI
6409	Boca Raton, FL
8826	Coral Way
8856	Orlando
8857	Kendall
8861	Pembroke Pines
8865	Lauderhill

*Bracketed language reflects information containing the proposed deletions of the Confidential Material.

8879	West Palm Beach, FL
6414	Silver Springs, MD
6370	Deptford, NJ
6373	Mays Landing, NJ
6379	Cherry Hill, NJ
6376	Christiana, DE
6428	Orange Park, FL
8854	Kennesaw, GA
8864	Alpharetta, GA
8891	Gwinnett, GA
8892	Dunwoody, GA
6380	Baileys Crossroads
8882	Chesapeake
8884	Chantilly
8885	Potomac Mills
8886	Richmond
6383	Braintree, MA
6384	Peabody, MA
6385	Warwick, RI
6388	N. Attleboro, MA
6430	Portland ME
6443	Everett MA
6450	Framingham MA
6459	Salem NH
6468	Millbury MA
6492	Nashua NH
6555	Holyoke MA
6357	Westbury, NY
6374	Sayville, NY
6378	Commack, NY
6389	College Point, NY
6410	Nanuet, NY
6411	Yonkers, NY
6424	Massapequa, NY
6444	Staten Island, NY
6455	Brooklyn, NY
6538	Union Square, NJ
6358	Eatontown, NJ
6369	N. Brunswick, NJ

*Bracketed language reflects information containing the proposed deletions of the Confidential Material.

6375	Bridgewater, NJ
6377	Union, NJ
6386	Paramus, NJ
6479	Mt. Olive, NJ
6481	Manalapan, NJ
6503	East Hanover, NJ
6533	West Windsor, NJ
6539	Totowa, NJ
6371	Bensalem, PA
6372	Fairless Hills, PA
6462	Montgomeryville, PA
6387	Whitehall
6454	Exton
9239	Reynoldsburg, OH
9241	N. Canton, OH
9242	Dublin, OH
9244	Forest Park, OH
6478	Cranberry
9284	North Olmstead
9541	St. Louis
6449	Springfield
6392	West Hartford

TRU Superstores
6583	Redlands
8727	New Tampa
5618	Moreno Valley
8729	Jacksonville

*Bracketed language reflects information containing the proposed deletions of the Confidential Material.

CONFIDENTIAL TREATMENT REQUESTED FOR PORTIONS OF THIS DOCUMENT.  PORTIONS FOR WHICH CONFIDENTIAL TREATMENT IS REQUESTED ARE DENOTED BY [***].  MATERIAL OMITTED HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

AMENDED AND RESTATED
LICENSE AGREEMENT

THIS AMENDED AND RESTATED LICENSE AGREEMENT (this "Agreement") is made and entered into as of this 23rd day of December, 2005 (the "Effective Date"), by and among TOYS "R" US - DELAWARE, INC. d/b/a BABIES "R" US ("Licensor") and KIDDIE KANDIDS, LLC, a Delaware limited liability company ("Licensee"), and amends and restates in its entirety that certain Agreement for Licensed Department Operations, made and entered into as of October 3, 2001, as amended, by and between Baby Superstore, Inc. d/b/a Babies "R" Us and RWS Enterprises d/b/a Kiddie Kandids (the "Original Agreement").

RECITALS

WHEREAS Licensee wishes to license space in one or more Babies "R" Us stores of Licensor as set forth on the Appendix attached hereto;

WHEREAS Licensor desires to license such space in one or more Babies "R" Us stores to Licensee in accordance with the terms and conditions of this Agreement; and

WHEREAS Licensor and Licensee desire to, and do hereby, amend and restate the Original Agreement in its entirety.

NOW, THEREFORE, in consideration of the mutual promises contained in this Agreement, and for other good and valuable consideration, the adequacy and sufficiency of which are hereby acknowledged, Licensor and Licensee hereby agree as follows:

AGREEMENT
1.	Definitions

In this Agreement, the following terms have the following meanings:

a)	"Department" means the gross floor area in each Store in which Licensee is licensed under this Agreement to sell Wares and Services.

b)
"Gross Sales" means all of the gross receipts paid at and through Licensor's point of sale registers pursuant to Section 10, whether for cash, check, credit, exchange or otherwise, from all business conducted in, from or in connection with the operation of a Department by Licensee, including, without limitation, mail and telephone orders, and delivery, shipping insurance, and travel charges received or filled in a Department, but excluding therefrom (1) sales taxes or purchase taxes levied directly on sales or purchases and collected from customers, provided that specific record is made at the time of each sale of the amount of such tax and the amount thereof is separately charged to the customer, and (2) the amount of any cash or credit actually refunded in respect of any sale of Wares or Services, provided that the sale price was included in Gross Sales.

*Bracketed language reflects information containing the proposed deletions of the Confidential Material.

c)	"Person" means any individual, corporation, limited liability company, partnership, trust, joint stock company, business trust, joint venture, unincorporated association or other entity.

d)
"Services" means the services set forth in the Appendix attached hereto and as amended in writing by mutual agreement from time to time and any other services which Licensor permits Licensee to offer for sale to customers.

e)	DELETED AND REPLACED BY AMENDMENT

f)	"Store" means a Babies "R" Us branded store owned or leased by Licensor.

g)
"Wares" means the products and accessories set forth in the Appendix attached hereto and as amended by mutual agreement in writing from time to time and any other goods which Licensor permits Licensee to offer for sale to customers.

2.	Interpretation

In the event of any conflict between the provisions of the Appendix and any other provision of the Agreement, the provisions of the Appendix shall prevail.

3.	License

a)	DELETED AND REPLACED BY AMENDMENT

b)	DELETED

c)	DELETED AND REPLACED BY AMENDMENT

4.	Name

Each Department is to be operated under the name Kiddie Kandids® or such other name(s) as Licensee may designate in the future, subject to Licensor's approval of any new name(s), which approval may not be unreasonably withheld. Licensor hereby acknowledges and agrees that Licensee shall retain all right, title or interest in or to the Kiddie Kandids® name, and that Licensor shall not acquire any such right, title or interest pursuant to this Agreement or otherwise.

SUPPLEMENTED BY AMENDMENT

5.	License Fee

In consideration of the license granted above, Licensee agrees to pay the License Fee set forth in the Appendix.

6.	Term

                The term of this Agreement shall be as set forth in the Appendix.

*Bracketed language reflects information containing the proposed deletions of the Confidential Material.

7.	Operation of Department; Department Hours

a)
Licensee shall operate each Department in accordance with such policies of Licensor of which Licensor has advised the senior management of Licensee in reasonable detail prior to the date of this Agreement.   Except as set forth in the preceding sentence, Licensee shall operate each Department in accordance with its past custom and practice, as may be modified by Licensee with the approval of Licensor, which approval will not be unreasonably withheld.

b)
All Wares must be approved by Licensor in writing before being offered for sale in a Department by Licensee.  Licensee shall submit all requests for additional Wares to Licensor in writing.  Licensor will use its best efforts to approve or disapprove such requests in writing (including via email) within seven (7) days after Licensor's receipt of a written request from Licensee.  In the event that Licensor fails to respond to Licensee within such seven (7) day period, then Licensee may send a second written request to Licensor.  In the event that Licensor fails to respond to such second written request in writing within seven (7) days after Licensor's receipt of such second written request, then the request shall be deemed approved by Licensor.

c)	Licensee shall use commercially reasonable efforts to promote, in the aggregate, the Wares and Services of each Department.

d)
In the event of a dispute with or complaint from any customer of Licensee regarding a Ware or Service sold at a Department, which complaint is not resolved promptly by Licensee, Licensor's manager of that Store and Licensee's manager of that Department will attempt to resolve the matter on terms acceptable to Licensor, Licensee and the customer.  If they are unable to do so, the director of operations or similarly situated representative of Licensee and the Director or Vice President of Licensor will work in good faith to resolve the dispute on mutually agreeable terms expeditiously.

e)	DELETED AND REPLACD BY AMENDMENT

f)
With respect to each Store in which a Department is located, Licensee shall only sell its Wares and Services in such Department except as otherwise provided for in this Agreement or agreed to in writing by Licensor and Licensee.

8.	Preparation of Store: Relocation of Department

(a), (b) and (c) DELETED AND REPLACED BY AMENDMENT

d) Remodeling or Redecorating of Existing Departments

Licensor shall bear the costs and expenses of any remodeling or redecorating of an existing Department necessitated by the remodeling or redecorating of the Store in which such Department is located; provided, however, that Licensee shall be responsible for costs and expenses required for the normal maintenance and repairs to the Department.

*Bracketed language reflects information containing the proposed deletions of the Confidential Material.

9.	Employees of Licensee

a)
Subject to all applicable law, Licensee is and shall continue to be an independent contractor and shall have exclusive control over the operation of its Departments and the conduct of its employees. Licensee shall recruit, employ, train and discipline its employees as it deems appropriate, provided that, to the extent permitted under applicable law, Licensee shall, at its own expense, (i) take commercially reasonable measures to confirm that all new employees assigned to the Departments do not possess felony criminal records; (ii) when commercially reasonable and in accordance with its past custom and practice, drug test employees assigned to the Departments whom Licensee reasonably believes to be abusing illegal drugs during work hours; and (iii) comply with all laws governing the employment practices of Licensee at the Stores. Licensee shall be responsible for the acts and omissions of persons employed by it at the Stores and shall cause such employees to observe such policies of Licensor as are applicable to Licensee and, through it, Licensee's employees, pursuant to Section 7 above.

b)	Licensee shall have the right to appoint or hire independent contractors to provide Services or sell Wares in any Department, subject to the following:

(i)           The appointment or hiring of an independent contractor shall not relieve the Licensee from any of the obligations and duties of Licensee under this Agreement.

(ii)           The License granted hereunder shall not be assigned in whole or in part to the independent contractor.

(iii)           The Licensee shall guarantee the performance of the independent contractor under this Agreement, and Licensor shall have the right to look to Licensee for performance hereunder without any notice or proceeding against the independent contractor.

(iv)           The independent contractor shall otherwise be subject to all the terms and conditions of this Agreement to the same extent that an employee of Licensee would be subject to such terms and conditions.

10. Sales Processing. Sales Report and Settlement

(a)
All payments originating at the Department (whether in cash, check, credit, exchange or otherwise), for sales and services transactions by Licensee resulting from the Department shall be paid at and through the Licensor's point of sales registers (such payments, the "Applicable Payments"). Settlement shall be made by Licensor with the Licensee on the basis of one-week accounting periods beginning each Sunday and ending each Saturday (each a "Payment Period"). Not later than four (4) business days after the end of each Payment Period (i.e. by the Thursday following the Payment Period), Licensor shall make a settlement with Licensee for the immediately preceding Payment Period by paying to Licensee an amount (the "Settlement Amount") equal to (i) the amount of Applicable Payments made during such Payment Period, less (ii) the License Fee owed by Licensee with respect to such Payment Period, and less (iii) all sales taxes arising from the Applicable Payments made during such Payment Period and actually collected from customers and turned over to the applicable taxing authorities by Licensor. Payment of the Settlement Amount shall be by automated clearing house (ACH) of immediately available funds to an account designated in advance by Licensee.

*Bracketed language reflects information containing the proposed deletions of the Confidential Material.

(b)
Licensor acknowledges that each Settlement Amount represents a significant portion of the revenues of Licensee and that Licensor's failure to pay a Settlement Amount when due will cause Licensee to suffer immediate and material harm. Licensor also acknowledges that, even while held by Licensor, Licensor will own no interest in any Settlement Amount.  Thus, in addition to all other remedies available to Licensee, if Licensor fails to pay (i) a Settlement Amount within ten (10) days of its due date, (ii) five (5) or more Settlement Amounts during a twelve (12) month period within three (3) days of their respective due date, or (iii) fifteen (15) or more Settlement Amounts during the Term within three (3) days of their respective due date, interest at the rate of LIBOR (as announced by the Wall Street Journal from time-to-time) plus [***] percent [***] will accrue on all Settlement Amounts not paid by their respective due dates; provided, however, that Licensee shall provide Licensor notice prior to assessing such interest on any Settlement Amounts not paid.  Notwithstanding the foregoing,  the parties acknowledge and agree that the provisions of this Section 10(b) shall not apply to (1) any Settlement Amounts that are the subject of a bona fide dispute between the parties or (2) any failure by Licensor to pay any portion of a Settlement Amount as a result of a cleric or processing error (i.e., an unintentional act or omission of Licensor) which may be discovered during an audit by either party.

11.	Audit of Records

Licensor and Licensee shall each keep full, complete, current and accurate records relating to the business transacted in each Store (including all such business taken into account in the calculation of Gross Sales) in accordance with generally accepted accounting principles consistently applied. Licensor and Licensee shall each be granted access to the others records regarding such business at any reasonable time and from time to time for the purpose of inspection, examination or audit. Licensor and Licensee shall provide each other with any additional information relating to Gross Sales as either party may reasonable request. All records and related information shall be retained for at least one year from the expiration of the accounting period to which they relate, or in the event of an audit or a controversy between the parties regarding amounts payable hereunder, until such audit or controversy is finally determined.

12.	Fixtures

(a)
Subject to Section 16 below, Licensee shall, at its own expense, (a) fully furnish and equip the Departments with furniture, fixtures, operating equipment and appliances, which items so furnished by the Licensee shall be owned by the Licensee, and (b) maintain the Department and all such furniture, fixtures, operating equipment and appliances in good condition and repair. For the avoidance of doubt, Licensee shall, at is own expense, be responsible for furnishing and equipping each Department with the following: (i) wood glass wall, (ii) truss system, (iii) subject to Section 16 below, MEO related expenses (i.e., phone and electric lines, lighting and paint), (iv) Kiddie Kandids overhead signage, and (v) all chairs, stools, tables and other furniture; provided that Licensor shall be responsible to order and obtain all such items listed above on behalf of Licensee. Licensee shall be responsible to pay all of the invoices with regard to such items directly and to reimburse Licensor for its reasonable, out-of-pocket costs and expenses actually incurred with regard to such items.

*Bracketed language reflects information containing the proposed deletions of the Confidential Material.

(b)
The layout of the Departments, and all furniture, fixtures, operating equipment and appliances and all contractors and labor used by Licensee to perform work with respect to the Departments, must at all times be reasonably acceptable to Licensor, and no liens, charges or encumbrances shall be created in connection with the performance of such work.

13.	Advertising and Customer Data

(a)
Licensor and Licensee agree to cooperate and collaborate with respect to the advertising and marketing of the Wares and Services, it being understood that such advertising and marketing will serve to increase foot traffic in the Stores, drive sales and otherwise benefit each of the parties hereto. Without limiting the generality of the foregoing. Licensor and Licensee hereby agree to undertake the mutual advertising and marketing activities set forth on Annex II attached hereto.

(b)
Any marketing or advertising conducted by Licensee in markets where it operates Departments will include references to any such Departments and, at Licensor's request, the Stores in which such Departments are located.  In the event that Licensee offers any discounts, deals, coupons or other promotions in connection with or to customers of Standalone Studios located in the same market as a Store with a Department, then Licensee shall offer the same promotional terms and conditions in connection with or to customers of such Department to the extent the Wares and Services on which the promotion was offered are the same as Wares and Services sold in the Department.

(c)
Any marketing efforts implemented by Licensee that refer to the Stores or Departments will be at its cost and expense, and any marketing efforts implemented by Licensor that include the Departments will be at its cost and expense.

(d)
Licensee shall not state in any advertisement or promotional material that refers to a Store the fact that Licensee is going out of business or that Licensee's license under this Agreement has been terminated.

(e)           DELETED AND REPLACED BY AMENDMENT

*Bracketed language reflects information containing the proposed deletions of the Confidential Material.

(f)
Licensee shall post the disclaimer attached hereto as Annex III (the "Disclaimer") in a visible place near the entrance of each Department, and shall include the Disclaimer on any order forms or other written materials provided at or in connection with the Department that in any way request, solicit or gather customer information or data.

14.	Name and Display

(a)
All display material and signs for use in connection with a Department shall be subject to the prior written approval of Licensor and shall be paid for by Licensee. Licensee shall submit all requests for materials and signs to Licensor in writing. Licensor will use its best efforts to approve or disapprove such requests in writing within seven (7) days after Licensor's receipt of a written request from Licensee. In the event that Licensor fails to respond to Licensee within such seven (7) day period, then Licensee may send a second written request to Licensor. In the event that Licensor fails to respond to such second written request in writing within seven (7) days after Licensor's receipt of such second written request, then the request shall be deemed approved by Licensor.

(b)
Licensee shall not, without Licensor's prior written consent, use in any marketing material, advertisements or for any other purpose, any of Licensor's or its Affiliate's trade names, trademarks or other styles and marks, or other intellectual property ("Licensor's Marks").  Each use by Licensee of Licensor's Marks on display material, signs, specialty supplies, Department cards, stationary, boxes and wrapping paper or other sales paraphernalia ("Sales Material") shall be subject to the prior written approval of Licensor in each instance. Under no circumstances shall Licensor's silence in connection with Licensee's request for use of Licensor's Marks be deemed approval.  Licensee shall, on demand by Licensor, immediately discontinue any use of Licensor's Marks and withdraw any of Licensor's Sales Material that has not received the prior written approval of Licensor. Licensee acknowledges that Licensee owns no right, title and interest in or to the Licensor's Marks, and agrees not to contest Licensor's or Geoffrey, Inc.'s rights therein throughout the world. Licensee further agrees not to cause to be done any act or thing to impair any part of such right, title and interest.  All uses of Licensor's Marks by Licensee shall inure to the benefit of Licensor or Geoffrey, Inc. Licensee shall at no time adopt or use any word or mark which is likely to be similar to or confused with Licensor's Marks. At Licensor's expense, Licensee shall cooperate fully and promptly with Licensor's or Geoffrey, Inc.'s requests for assistance in carrying out the terms of this section including, but not limited to, the signing of any documents that convey to or otherwise confirm Licensor's or Geoffrey, Inc.'s ownership of Licensor's Marks.

(c)
Licensor shall not, without Licensee's prior written consent, use in any marketing materials, advertisements or for any other purpose, any of Licensee's or its Affiliates' trade names, trademarks or other styles and marks, or other intellectual property ("Licensee's Marks").  Each use by Licensor of Licensee's Marks on Sales Material shall be subject to the prior written approval of Licensee in each instance. Under no circumstances shall Licensee's silence in connection with Licensor's request for use of Licensee's Marks be deemed approval. Licensor shall, on demand by Licensee, immediately discontinue any use of Licensee's Marks and withdraw any of Licensee's Sales Material that has not received the prior written approval of Licensee. Licensor acknowledges that Licensor owns no right, title and interest in or to the Licensee's Marks, and agrees not to contest Licensee's rights therein throughout the world. Licensor further agrees not to cause to be done any act or thing to impair any part of such right, title and interest. All uses of Licensee's Marks by Licensor shall inure to the benefit of Licensee. Licensor shall at no time adopt or use any word or mark which is likely to be similar to or confused with Licensee's Marks. At Licensee's expense, Licensor shall cooperate fully and promptly with Licensee's requests for assistance in carrying out the terms of this section including, but not limited to, the signing of any documents that convey to or otherwise confirm Licensee's ownership of Licensee's Marks.

*Bracketed language reflects information containing the proposed deletions of the Confidential Material.

15.	Liens

If any party obtains evidence of a lien filed against a Department or Store relating to services or goods supplied to any of the parties hereto, the party obtaining such evidence shall notify the other parties hereto of such lien within three (3) business days of its receipt of notice of filing. The party whose receipt of goods or services created such lien shall discharge the lien by payment of the amount due the lien claimant within ten (10) days of receipt of notice of filing, unless such party is in good faith contesting such lien through appropriate proceedings.  SUPPLEMENTED BY AMENDMENT

16.	Utilities, Services, and Telephones

(a)
Licensor shall be responsible for the cost of water, light, power, heat, air conditioning and janitorial services for each Department as provided to other parts of the Store in which such Department is located.  Licensee shall be responsible for the cost of all additional services including all charges relating to the installation or use of telephones, the payroll of its employees, all bookkeeping and other accounting activities relating to the operation of the Departments for each Department.  Licensee, if it agrees in each instance, shall reimburse Licensor for all other services, facilities, materials and supplies, if any, that may be supplied to Licensee by Licensor.

(b)           All direct Department telephone numbers are and shall remain identified with Licensee.

17.	Delivery of Wares

Licensee shall be responsible for arranging and paying for the transportation and delivery of its Wares and other property to and from each Department. All Wares returned to a Department shall be processed through the receiving and return facilities of the Store in which such Department is located.

*Bracketed language reflects information containing the proposed deletions of the Confidential Material.

18.	Insurance

(a)           Third Party Liability

During the term hereof, Licensee shall obtain and maintain at its expense during the term of this Agreement, a policy of Commercial General Liability Insurance, including Contractual Liability and Premises Operations coverages, covering Licensee's operations at each Department from an insurer or insurers reasonably acceptable to Licensor.  The policy of insurance shall insure Licensee and Licensor as an additional insured against all claims, actions or proceedings for sums of money, damages, costs, penalties and losses (hereafter, "Claims"') and all liability which may be imposed by law for loss of life, personal injury or damage to property arising from or in any way connected with the operations of Licensee and including but not limited to Claims:

(i)  arising from or in connection with the sale of any Wares or the performance of any Services by Licensee whether in the Store, Department or elsewhere;

(ii)  relating to or asserting a defect or omission in any Wares sold or Services provided by Licensee to any purchaser or user thereof; or

(iii)  relating to acts, errors, omissions or defaults of Licensee or any of its respective servants, agents, visitors or customers (collectively to "Insurable Matters").

The policy of insurance shall provide coverage of at least [***] dollars [***] for each separate occurrence. Such insurance shall be endorsed to be primary to and not contributory to any similar insurance carried by Licensor, and shall contain a waiver of subrogation in favor of Licensor and severability of interest clause.

(b)           Fire and Extended Insurance

During the term hereof, Licensee shall obtain and maintain at its own expense Property Insurance upon its Wares, personal property, fixtures and equipment in the Store in an amount reasonably satisfactory to Licensor. Such insurance shall contain a waiver of subrogation in a favor of Licensor.

(c)    Notification to Licensor

Upon request from Licensor, Licensee shall furnish to Licensor, Certificates of Insurance meeting the requirements of this Agreement and demonstrating that the required coverages are in full force and effect. Licensee shall not make any material change to such coverages without the prior written consent of Licensor, which consent shall not be unreasonably withheld or delayed. Licensee shall promptly notify Licensor of any material change to or cancellation of such insurance coverages. Each insurance policy obtained and maintained pursuant to the terms of this Agreement shall bear an endorsement or condition by the insurer that the insurance shall be canceled only upon thirty (30) days prior written notice by the insurer to the Licensor.

*Bracketed language reflects information containing the proposed deletions of the Confidential Material.

(d)           Employee Fidelity Insurance

Licensee shall obtain and maintain during the term of this Agreement at its own expense employee fidelity insurance in accordance with its past custom and practice.

19. Indemnity

(a)
Licensee shall at all times (both during and after the term hereof) indemnify and hold harmless Licensor, its agents and employees, against and from any and all actions, suits, liabilities, settlements, losses, damages, costs, charges, reasonable counsel fees and all other expenses, relating to or arising from any and all claims (whether founded or unfounded) of every nature or character (including, but without limitation, claims for personal injury, death, libel, slander, false arrest, detention or accusation, malicious prosecution, abuse of process, assault and battery, damage to property or invasion or infringement of any patent, trademark, copyright, right of privacy or any other tangible or intangible personal or property right) (collectively, "Losses"), based upon or arising out of Licensee's operation of the Departments, or the Licensee's sale, use or installation of the Wares and Services, or any defect in the Wares and Services or in any ingredient, product or component used in the Wares and Services (or, in the event the Wares and Services shall be a service, used in the performance of such service), or due to any negligence or dishonesty of, or to any act of commission or omission by, Licensee or any of its employees or agents, all except to the extent such Loss is caused by Licensor's negligent actions or omissions or willful misconduct; and in case any action, suit or proceeding shall at any time (either during or after the term hereof) be brought against Licensor by reason of any such claim, the Licensee, if Licensor so requests, shall resist and defend such action, suit or proceeding, at the sole expense of Licensee, by reputable counsel.

(b)
Licensor shall at all times (both during and after the term hereof) indemnify and hold harmless Licensee, its agents and employees, against and from any and all Losses, based upon or arising out of Licensor's operations, or the Licensor's sale, use or installation of any products or services (other than the Wares or Services), or any defect in any product or service rendered by Licensor (other than the Wares or Services) or in any ingredient, product or component used in such products or services(other than the Wares or Services), or due to any negligence or dishonesty of, or to any act of commission or omission by, Licensor or any of its employees or agents, all except to the extent such Loss is caused by Licensee's negligent actions or omissions or willful misconduct; and in case any action, suit or proceeding shall at any time (either during or after the term hereof) be brought against Licensee by reason of any such claim, Licensor, if Licensee so requests, shall resist and defend such action, suit or proceeding, at the sole expense of the Licensor, by reputable counsel.

20. Risk of Loss or Damage

It is understood that Licensor will not maintain fire, theft or other insurance covering the Wares and Services or any other property of the Licensee. Neither Licensor, its agents or employees, nor any person to whom Licensor shall be responsible (including the lessor of the property upon which any Store may be located), shall be liable for damage to, or the loss or destruction of, the Wares or other property of Licensee, its agents, employees or affiliates, except to the extent that such damage may be attributable to the gross negligence or willful misconduct of any such Person. Furthermore, neither Licensor, its agents or employees, nor any person to whom Licensor shall be responsible (including the lessor of the property upon which any Store may be located), shall have any liability arising from (i) the interruption of Licensee's use of a Department or (ii) any inability to provide any materials, supplies, services or facilities, to the extent that the circumstances described in the preceding clauses (i) and (ii) result from the performance of customary or necessary maintenance or repairs, so long as such maintenance or repairs were not necessitated by the gross negligence or willful misconduct of the Licensor or its agents or employees.

*Bracketed language reflects information containing the proposed deletions of the Confidential Material.

21. Compliance with Laws: Taxes

Both Licensor and Licensee shall comply with all legislation, laws, ordinances and orders applicable to each Store and Department, respectively, and shall obtain all permits or certificates required by governmental authorities to operate or maintain any such Store or Department, as applicable. Licensee shall be liable for the payment, when due, of any income or personal property taxes imposed, based or levied on, or allocable to, the Departments or Licensee, and Licensor shall be liable for the payment, when due, of all sales taxes arising from the Applicable Payments.

22. Termination of Agreement or Department in Certain Events

(a)   Licensor or Licensee may terminate this agreement at any time upon at least sixty (60) days' prior written notice stating that the non-terminating party has breached one or more of its obligations hereunder, unless the non-terminating party cures such breach to the terminating party's reasonable satisfaction within sixty (60) days following the non-terminating party's receipt of written notice of such breach; provided that, if Licensor breaches any provision of Section 10 above, Licensee may terminate this agreement with thirty (30) days' prior written notice unless Licensor cures such breach to Licensee's reasonable satisfaction within such thirty (30) day period following Licensor's receipt of written notice of such breach.

(b)   If, solely as a result of the operation of a Department, Licensor is in violation of the lease between Licensor and the landlord of a Store, Licensor may, at its option, require such Department to cease operating; provided, in such event, Licensor shall reimburse Licensee for Licensee's investment in the construction, opening and operation of the Department, depreciated over the lesser of a seven (7) year period or the amount of time remaining in the Term of the Agreement.

(c)  If Licensee's operation of a Department for any reason whatsoever, including, without limitation, consumer protests or other picketing or any strike or lockout, causes a material disruption in the operations of the Store in which the Department is located, and such disruption continues for at least thirty (30) days, then Licensor may, at its option and on thirty (30) days written notice, require Licensee to close that Department immediately; provided, in such event, Licensor shall reimburse Licensee for all costs and expenses incurred by Licensee in constructing, opening and operating the Department (other than operating costs incurred for the sole benefit of periods during which the Department actually was operating (e.g., staff costs for periods during which the Department was operating), plus all costs incurred in connection with the closing of such Department, depreciated over seven (7) years. Notwithstanding any other provision of this Agreement, except to the extent the disruption giving rise to the Department closing arose out of Licensee's violation of law or breach of this Agreement, Licensor may not seek to recover any amounts from, or be indemnified by, Licensee in connection with the closing of the Department or the disruption giving rise to the closing. If a Department is closed pursuant to this Section in the same year it is opened, such Department still be credited against the Minimum for that year.

*Bracketed language reflects information containing the proposed deletions of the Confidential Material.

(d)  If any Store is destroyed or so substantially damaged as to be, in the opinion of Licensor, inoperable and Licensor decides not to rebuild or repair such Store, it shall notify Licensee of its decision as soon as practicable and the license for the Department in such Store shall terminate on the third (3rd) day after the giving of such notice.

(e)   If Licensor discontinues its operation of a Store for any reason whatsoever, Licensor may terminate this Agreement with respect to such Store (for so long as such Store remains closed) by providing Licensee with sixty (60) days' prior written notice.

(f)    If there occurs with respect to Licensee, either directly or indirectly, whether by operation of law or otherwise (a "Competitor Change in Control"), (i) a consolidation with, or merger of Licensee with or into a Competitor (as defined in Section 25 below); (ii) a Transfer or issuance of a controlling equity interests in licensee to a Competitor; (iii) a sale of substantially all of the assets of Licensee to a Competitor or (iv) any other transaction or related series of transactions, and as a result of a transaction set forth in (i), (ii), (iii) and (iv) above, one or more Competitors, individually or acting as a group, acquires control, directly or indirectly, of Licensee, during the sixty (60) days following such transaction, Licensor may terminate this Agreement by providing Licensee with thirty (30) days prior written notice.

 (g)   DELETED AND REPLACED BY AMENDMENT

 (h)    DELETED AND REPLACED BY AMENDMENT

(i)     Either party may terminate this Agreement if: (i) the non-terminating party shall declare bankruptcy; (ii) any bankruptcy, reorganization arrangement or other insolvency proceeding shall be commenced (whether with or without the non-terminating party's consent) with respect to the non-terminating party; or (iii) a receiver, trustee or liquidator shall be appointed with respect to the non-terminating party or its properties.

23. Effect of Termination

Upon the termination or expiry of this Agreement in whole, or with respect to one or more Departments, Licensee shall surrender to Licensor all space then being utilized by the terminated Departments and remove all of its property from the relevant Store within sixty (60) days from the date of such termination or expiry. Upon such termination or expiry, but subject to the terms and conditions of this Agreement, neither party shall be liable to the other for any costs, claims, damages or expenses whatsoever (including without limitation loss of future profits, revenue, cash flow or, generally, goodwill) arising from such termination or expiry. Not withstanding such termination or expiry, the provisions of this Agreement requiring payments to be made, costs or expenses to be assumed or indemnities to be given, as well as the provisions regarding confidentiality and the handling of customer lists and other information shall continue in full force and effect and shall survive the expiration or earlier termination of this Agreement. Termination of this Agreement shall in no way affect the Licensee's continuing liability to customers of the Departments under express or implied warranties with respect to Wares and Services.

*Bracketed language reflects information containing the proposed deletions of the Confidential Material.

24. Confidentiality

Each of the parties shall, and shall cause its directors, officers, agents, employees, independent contractors, affiliates and subsidiaries to, hold in confidence and, without the prior written consent of the party to whom the information relates, not disclose to any person (except for any prospective or actual partners, investors, lenders or purchasers of each party, provided that the disclosing party requires such individuals or entities to agree to abide by the confidentiality obligations of this Agreement and provided that the disclosing party shall be liable for any breach of the confidentiality obligations by such individuals or entities), or exploit for its own purposes, any information received by it from any other party hereto (or any such party's directors, officers, agents, employees, independent contractors, affiliates and subsidiaries) during the Term of, or related to the subject matter or performance of, this Agreement and any attachment hereto. Each party further agrees that it shall use the information received by it from the other parties hereto (or any such party's directors, officers, agents, employees, independent contractors, affiliates and subsidiaries) only in connection with such party's performance of its obligations under this Agreement and for no other purpose whatsoever. For the avoidance of doubt, the confidential information of a party shall include all information of a business nature relating to the pricing, sales, promotions, marketing, assets, liabilities, processes or other business affairs of such party and its customers, including without limitation any training manuals or policies and the terms and conditions of this Agreement.

25.	Exclusivity;

 (a)  DELETED BY AMENDMENT

(b)    Following a Permitted Change in Control, Licensee or its successor in interest may Sells Wares and Services in stores owned or operated by the Competitors, so long as Licensee does not in any way use the name "Kiddie Kandids" (or any name that supplants "Kiddie Kandids" in accordance with Section 4 above) in connection with such operations, or otherwise use substantially the same "branding" in the operations in the Competitor's facilities as is used at "Kiddie Kandids."

26.	Assignments: Successors and Assigns

(a)
Except in connection with a Permitted Change in Control and as set forth in Section 26(d) below, the rights granted under this Agreement are personal to the Licensee and are not assignable, in whole or in part, and will not inure to the benefit of Licensee's successors or assigns.

(b)
The consent of Licensor will not be required for a Permitted Change in Control. Without limiting the foregoing, in the event of a Permitted Change in Control, this Agreement will remain in full force and effect.

*Bracketed language reflects information containing the proposed deletions of the Confidential Material.

(c)
As used in this Agreement, "Permitted Change in Control" means any (x) (i) consolidation with, or merger of Licensee with or into any person or entity other than a Competitor; (ii) a Transfer or issuance of a controlling equity interests in licensee to any person or entity other than a Competitor; (iii) a sale of substantially all of the assets of Licensee to any person or entity other than a Competitor or (iv) any other transaction or related series of transactions, and as a result of a transaction set forth in (i), (ii), (iii) and (iv) above, one or more entities other than Competitors acquire control, directly or indirectly, of Licensee, or (y) any Competitor Change in Control to which Licensor consents.

(d)
Licensor may assign this Agreement to any of its affiliates, subsidiaries, parent companies or successors, so long as Licensor remains obligated by the terms and liable for any breaches of this Agreement by its assignee.

27.	General Provisions

(a)
Severability - All clauses, terms and conditions hereof are severable and the invalidity, illegality or unenforceability of any clause, term or condition shall not affect the validity, enforceability or legality of the remaining clauses, terms and conditions.

(b)
Waiver - No supplement, modification, waiver or termination of this Agreement shall be binding unless executed in writing by the party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions (whether or not similar) nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

 (c)   DELETED AND REPLACED BY AMENDMENT

(d)   Entirety of Agreement and Governing Law - This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understanding both formal and informal. This Agreement shall be construed and enforced in accordance with the laws of the State of New York and the laws of the United States of America applicable therein. The parties irrevocably consent to the exclusive jurisdiction of the state and federal courts located in New York in connection with any action or proceeding brought by  either party which arises  out of or relates to this Agreement.

*Bracketed language reflects information containing the proposed deletions of the Confidential Material.

(e)   Licensor - Licensee Relationship - This Agreement does not create, and shall not be construed as creating, any relationship of principal and agent or of partnership or of joint venture between the parties hereto, it being understood that nothing contained herein, or any of the acts of the parties hereto, shall be deemed to create any relationship between the parties hereto other than the relationship of licensor and licensee.

 (f)   DELETED AND REPLACED BY AMENDMENT

(g)   Non-Solicitation - During the Term of this Agreement and for one (1) year following the expiration of such Term, neither Licensor or any of its subsidiaries or affiliates, on the one hand, nor Licensee or any of its subsidiaries, on the other hand, shall directly or indirectly through another Person (i) induce or attempt to induce any employee of the other party to leave the employ of such other party, or otherwise solicit the employment of any such employee or (ii) hire or employ any person who is or was an employee of such other party.

(h)   Licensor Operating and Employee Manuals - Licensor and Licensee shall work together to review, and update as necessary, Licensor's training materials and operations manuals insofar as such materials and handbooks deal with the interaction between the respective employees of Licensor and Licensee.

(i)    Counterparts - This Agreement may be executed in one or more counterparts, each of which shall be deemed an original.

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IN WITNESS WHEREOF the parties hereto have caused this Agreement to be executed as of the Effective Date.

Toys "R" Us - Delaware, Inc.
(Licensor)
By:/s/Richard Markee
                                              _____________________________________
                                               Richard Markee
                                               Presisdent/CEO

Kiddie Kandids, LLC
(Licensee)
By:/s/C. Wayne Fox
                                               _____________________________________
                                               C. Wayne Fox
                                           Co-CEO

APPENDIX TO AMENDED AND RESTATED LICENSE AGREEMENT

DELETED AND REPLACED BY AMENDMENT

WARES TO BE SOLD:

Customized photographic pictures and packages in connection with the Services and customized photographic accessories in connection therewith, as well as additional photographic accessories as approved by Licensor, which approval will not be unreasonably withheld; provided, however, that such photographic accessories shall be sold solely in connection with such customized photographic pictures and shall not be sold or offered for sale separately from such customized photographic pictures.

SERVICES TO BE PERFORMED:

Photography of babies, children, individuals and groups in accordance with Licensee's past custom and practice.

DELETED AND REPLACED BY AMENDMENT

Item 5             DELETED AND REVISED BY AMENDMENT

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ANNEX I                      DELETED

ANNEX II

Collaborative Advertising and Marketing Activities

1.	Licensee would like to be included in the Licensor's Baby Fest events with advertising, sponsorship and special portrait offers.

2.	Licensee would like to be included in some of Licensor's advertising space, which would include an ad for Licensee with special offers, at Licensee's cost.

3.	Licensee shall have a single point of contact at Licensor's for marketing, advertising, partnerships and signage discussions and approvals.

4.	Licensee shall have a designated location in Licensor's studios for the 22x28 signage which has been already approved by Licensor.

5.	Ensure that all Licensor's managers are aware of signage designation for Licensee in their studio. Have documentation given to all Managers and DM in both organizations.

6.	All Licensor's studios, which have a vestibule area, allow our Licensee sign to be displayed at all times.

7.	Have a semi-annual meeting with marketing and operations teams from Licensee and Licensor.

8.	Work together to enhance cooperation and collaboration between Licensor and Licensee on the Baby Registry Program.

9.	Work together to enhance cooperation and collaboration between Licensor and Licensee on local promotion programs.

10.	Work together to enhance cooperation and collaboration between Licensor and Licensee local management teams within each Store.

11.	Licensor will provide a merchandising fixture and a space to display the fixture in each Licensor store adjacent to Licensee's photography studio.

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ANNEX III

KIDDIE KANDIDS ASKS YOU FOR YOUR TELEPHONE NUMBER AND OTHER INFORMATION TO PROVIDE BETTER SERVICE TO YOU

Kiddie Kandids is not affiliated with Babies "R" Us. Kiddie Kandids may ask you for your home telephone number or other information. Kiddie Kandids may share this information with its affiliates or third parties in accordance with Kiddie Kandids' privacy policy, as it may be amended from time to time. For more information about how we use this information, please call (    ) to request a copy of Kiddie Kandids' privacy policy.  You will have no recourse against Babies "R" Us, any of its affiliates or any of their respective directors, managers, officers or employees for Kiddie Kandids use or sharing of your information.

If you prefer not to volunteer this information, just tell us that you would rather not. Thank you for being a valued customer of Kiddie Kandids.

*Bracketed language reflects information containing the proposed deletions of the Confidential Material.